Exhibit 5

Haynsworth Sinkler Boyd, P.A. ATTORNEYS AND COUNSELORS AT LAW	CHARLESTON COLUMBIA FLORENCE GREENVILLE MYRTLE BEACH WASHINGTON, DC
1201 MAIN STREET, 22ND FLOOR (29201-3226)
POST OFFICE BOX 11889 (29211-1889)
COLUMBIA, SOUTH CAROLINA
TELEPHONE  803.779.3080
FACSIMILE  803.765.1243
www.hsblawfirm.com

November 1, 2012

Sonoco Products Company
North Second Street
Hartsville, South Carolina 29551

Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 10,500,000 shares of the common stock (the “Common Stock”) of Sonoco Products Company, a South Carolina corporation (the “Company”), for issuance  pursuant to the Sonoco Products Company 2012 Long-Term Incentive Plan, we have examined such corporate records, certificates and other documents, and such  questions of law, as we have considered necessary or appropriate for the  purposes of this opinion.

Upon the basis of such examination it is our opinion that original issuance shares of the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

We consent to be named in the Registration Statement as attorneys who  will pass upon certain legal matters in connection with the offering described  in the Registration Statement, and to the filing of a copy of this opinion as an  exhibit to the Registration Statement. In giving such consent, we do not thereby  admit that we are in the category of persons whose consent is required under  Section 7 of the Act.

Very truly yours,

s/ Haynsworth Sinkler Boyd, P.A.

Haynsworth Sinkler Boyd, P.A.